Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed with the Securities and Exchange Commission on or about March 9, 2012) of Viking Systems, Inc. (the “Company”) of our report dated February 29, 2012 relating to our audits of the Company’s financial statements, which appears in Viking Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

March 9, 2012